Exhibit 99.1

SPIRIT FINANCE CORPORATION STOCKHOLDERS APPROVE THE MERGER
WITH MACQUARIE-LED CONSORTIUM

- Company Declares Second Quarter Dividend -

Scottsdale, Arizona — July 2, 2007 — Spirit Finance Corporation (NYSE: SFC) (the “Company” or “Spirit Finance”) today announced that at the Company’s 2007 Annual Meeting of Stockholders, the Company’s stockholders approved the acquisition of Spirit Finance by a consortium of investors including Macquarie Bank Limited, Kaupthing Bank hf. and other independent equity participants (collectively, the “Consortium”) through a merger of the Company with Redford MergerCo.  The merger transaction remains subject to the satisfaction of additional closing conditions, including the receipt of consents to the merger from certain of the Company’s lenders, which is expected to occur within the next 60 days.

Separately, the Company has declared a cash dividend of $0.22 per common share for the second quarter ended June 30, 2007.  The dividend is payable July 25, 2007 to stockholders of record on July 15, 2007.  A prorated dividend for the period beginning July 1, 2007 through the effective date of the merger is expected to be declared in connection with completion of the merger.

About Spirit Finance Corporation

Spirit Finance Corporation provides customized, flexible sale/leaseback financing solutions for single tenant, operationally essential real estate assets that are vital to the operations of retail, service and distribution companies.  The Company’s core markets include free-standing automotive dealers, parts and service facilities, drugstores, educational facilities, movie theaters, restaurants, supermarkets, and other retail, distribution and service businesses.  Additional information about Spirit Finance Corporation is available on its website at www.spiritfinance.com.

Forward Looking Statements

Statements contained in this press release which are not historical facts are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements can be identified by the use of words such as “expects,” “plans,” “estimates,” “projects,” “intends,” “believes,” “guidance,” and similar expressions that do not relate to historical matters.  These forward-looking statements are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated, due to a number of factors which include, but are not limited to, continued ability to source new investments, changes in interest rates and/or credit spreads, changes in the real estate markets, and other risk factors discussed in Spirit Finance Corporation’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed by the Company with the Securities and Exchange Commission from time to time.  All forward-looking statements in this press release are made as of today, based upon information known to management as of the date hereof, and the Company assumes no obligations to update or revise any of its forward-looking statements even if experience or future changes show that indicated results or events will not be realized.

FOR FURTHER INFORMATION, PLEASE CONTACT:

SPIRIT FINANCE	MACQUARIE	KAUPTHING
Brad Cohen	Alex Doughty	Laura Cummings
1-866-557-7474 x6606	212-231-1710	Brunswick Group
investorrelations@spiritfinance.com	alex.doughty@macquarie.com	+44 207 404 5959